Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPARTAN STORES, INC.

(Exact Name of Registrant as Specified in its Charter)

Michigan	38-0593940
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

850 76th Street, S.W. P.O. Box 8700 Grand Rapids, Michigan	49518
(Address of Principal Executive Offices)	(Zip Code)

SPARTAN STORES, INC.

STOCK INCENTIVE PLAN OF 2005

NASH-FINCH COMPANY

2009 INCENTIVE AWARD PLAN

(Full Title of the Plan)

Copies to:

Alex J. DeYonker Executive Vice President Chief Legal Officer Spartan Stores, Inc. 850 76th Street, S.W. P.O. Box 8700 Grand Rapids, Michigan 49518	Daniel C. Persinger Warner Norcross & Judd LLP 900 Fifth Third Center 111 Lyon Street, N.W. Grand Rapids, Michigan 49503-2487
(Name and Address of Agent for Service)

(616) 878-2000

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Spartan Stores, Inc. Common Stock, no par value	592,048 shares(3)	$23.29	$13,785,838	$1,775.62

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement covers an indeterminate number of additional shares as may be authorized in the event of an adjustment as a result of an increase in the number of issued shares of common stock resulting from the payment of stock dividends or stock splits or certain other capital adjustments. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2)	Estimated solely for the purpose of calculating the registration fee. On December 3, 2013, the average of the high and low prices of Spartan Stores, Inc.’s common stock reported on The Nasdaq Global Select Market was $23.29 per share. The registration fee is computed in accordance with Rule 457(h) and (c) under the Securities Act of 1933.
(3)	The number of shares to be registered represents the number of shares of Nash-Finch Company’s common stock issuable under the Nash-Finch Company 2009 Incentive Award Plan multiplied by the exchange ratio of 1.2 set forth in the Agreement and Plan of Merger dated as of July 21, 2013 by and among Spartan Stores. Inc., SS Delaware, Inc., and Nash-Finch Company.

REGISTRATION OF ADDITIONAL SECURITIES

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Spartan Stores, Inc. (the “Company” or the “Registrant”) to register additional shares of the Company’s Common Stock, no par value (“Company Common Stock”), to be issued under the Company’s Stock Incentive Plan of 2005 or the Nash-Finch Company 2009 Incentive Award Plan (the “Plans”).

The shares subject to this Registration Statement consist of 592,048 shares of Company Common Stock issuable by the Company pursuant to the terms of the Plans to persons who were employees of Nash-Finch Company (“Nash-Finch”) prior to the Merger (defined below) or who may become associates of the Company following the Merger.

On November 18, 2013, SS Delaware, Inc., a wholly-owned subsidiary of the Company, merged with and into Nash-Finch (the “Merger”). As of the effective time of the Merger, 493,734 shares of the common stock of Nash-Finch (“Nash-Finch Common Stock”) was authorized and remained available for issuance under the Nash-Finch 2009 Incentive Award Plan, which was approved by the Nash-Finch stockholders. At the effective time of the Merger, each share of Nash-Finch Common Stock issued and outstanding was converted into the right to receive 1.2 shares of Company Common Stock.

PART I

The document(s) containing information required in Part I of this registration statement will be provided to each participant in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. Such document(s) are not being filed with the Commission but constitute (together with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by the Company with the Commission and are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2013, filed May 23, 2013;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 22, 2013, filed August 1, 2013;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 14, 2013, filed October 24, 2013;

(d)	The Company’s Current Reports on Form 8-K filed July 22, 2013, July 25, 2013, July 30, 2013, July 31, 2013, September 3, 2013, September 20, 2013, October 17, 18, and 23, 2013, and November 4, 12, and 19, 2013;

(e)	The description of Company Common Stock contained in the Company’s registration statement on Form S-4 filed on August 20, 2013, as amended on September 25, 2013 and October 10, 2013, including any subsequently filed amendments and reports updating such description.

All documents filed after the date of this registration statement by the Registrant pursuant to Section 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all shares of Company Common Stock offered hereunder have been sold or which deregisters all shares of Company Common Stock remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Michigan law permits, and Article VI of the Company’s Restated Articles of Incorporation require, indemnification of the Company’s directors and executive officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. The Restated Articles of Incorporation provide that directors and executive officers shall be indemnified as of right, and shall be entitled to the advancement of expenses, to the fullest extent now or hereafter permitted by law in connection with any threatened, pending, or completed civil, criminal, administrative, or investigative action, suit, or proceeding arising out of their service to the Company or one of its subsidiaries, or to another organization at the request of the Company or one of its subsidiaries. Persons who are not directors or executive officers of the Company may be similarly indemnified in respect of such service to the extent authorized at any time by the Company’s board of directors. Furthermore, the Restated Articles of Incorporation provide that the Company may purchase and maintain insurance to protect itself and any such director, officer, or other person against any liability asserted against him or her and incurred by him or her in respect of such service, whether or not the Company would have the power to indemnify him or her against such liability by law or under its Restated Articles of Incorporation. Pursuant to this authority, the Company maintains such insurance on behalf of its officers and directors.

The Company’s bylaws contain extensive provisions concerning indemnification. Among other things, the bylaws provide that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of the Company), by reason of the fact that the person is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation or other entity, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company or its shareholders and, with respect to a criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. With respect to actions by or in the right of the Company, the bylaws provide that the Company may indemnify any person who was or is a party or is threatened to be made a party to any such proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company or its shareholders; however, indemnification is not allowed with respect to a claim, issue, or matter in which the person shall have been found liable to the Company, except to the extent authorized by statute. The bylaws also contain provisions concerning the manner in which the board determines whether a person is entitled to indemnification, the advancement of expenses, other indemnification agreements, insurance and certain definitions and interpretive provisions.

In addition, the Company’s ability to indemnify its directors and officers or other persons is determined, to an extent, by the Michigan Business Corporations Act, as amended (“MBCA”). The following is a summary of the applicable provisions of the MBCA:

Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Indemnification of expenses (including attorney fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that a director or officer has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses (including attorney fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorney fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

Under the MBCA, a corporation may pay or reimburse the reasonable expenses incurred by a director, officer, employee or agent who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the proceeding if (i) the person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct, and (ii) the person furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, which undertaking need not be secured.

The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation’s articles of incorporation or bylaws or by agreement. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed or incorporated by reference as part of this registration statement:

Exhibit Number	Document

4.1	Restated Articles of Incorporation of Spartan Stores, Inc. Previously filed as an exhibit to Spartan Stores, Inc.’s Quarterly Report on Form 10-Q for the quarter ended January 1, 2011. Here incorporated by reference.

4.2	Bylaws of Spartan Stores, Inc., as amended. Previously filed as an exhibit to Spartan Stores, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 10, 2011. Here incorporated by reference.

4.3	Form of 6.625% Senior Notes Due 2016. Previously filed as an exhibit to Spartan Stores’ Current Report on Form 8-K on December 6, 2012. Here incorporated by reference.

5.1	Legal Opinion of Warner Norcross & Judd

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Warner Norcross & Judd LLP (included in Exhibit 5.1 and incorporated herein by reference).

24	Powers of Attorney.

99.1	Spartan Stores, Inc. Stock Incentive Plan of 2005, as amended to date. Previously filed as an exhibit to Spartan Stores’ Annual Report on Form 10-K for the year ended March 27, 2010. Here incorporated by reference.

99.2	Nash-Finch Company 2009 Incentive Award plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on December 6, 2013.

SPARTAN STORES, INC. (Registrant)

By:	/s/ Dennis Eidson
Dennis Eidson
President and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ David M. Staples
David M. Staples
Executive Vice President and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

December 6, 2013	By	*
M. Shân Atkins
Director

December 6, 2013	By	*
Dennis Eidson
President, Chief Executive Officer and Director
(Principal Executive Officer)

December 6, 2013	By	*
Dr. Frank M. Gambino
Director

December 6, 2013	By	*
Yvonne R. Jackson
Director

December 6, 2013	By	*
Timothy J. O’Donovan
Director

December 6, 2013	By	*
Craig C. Sturken
Chairman and Director

December 6, 2013	By	/s/ David M. Staples
David M. Staples
Executive Vice President and Chief Financial Officer
(Principal Financial Officer and Accounting Officer)

December 6, 2013	*By	/s/ Dennis Eidson
Dennis Eidson
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Document

4.1	Restated Articles of Incorporation of Spartan Stores, Inc. Previously filed as an exhibit to Spartan Stores, Inc.’s Quarterly Report on Form 10-Q for the quarter ended January 1, 2011. Here incorporated by reference.

4.2	Bylaws of Spartan Stores, Inc., as amended. Previously filed as an exhibit to Spartan Stores, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 10, 2011. Here incorporated by reference.

4.3	Form of 6.625% Senior Notes Due 2016. Previously filed as an exhibit to Spartan Stores’ Current Report on Form 8-K on December 6, 2012. Here incorporated by reference.

5.1	Legal Opinion of Warner Norcross & Judd

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Warner Norcross & Judd LLP (included in Exhibit 5.1 and incorporated herein by reference).

24	Powers of Attorney.

99.1	Spartan Stores, Inc. Stock Incentive Plan of 2005, as amended to date. Previously filed as an exhibit to Spartan Stores’ Annual Report on Form 10-K for the year ended March 27, 2010. Here incorporated by reference.

99.2	Nash-Finch Company 2009 Incentive Award plan.